EXHIBIT 7.2

CUSIP No. 008492100

JOINT FILING AGREEMENT

Each of Inland American Real Estate Trust, Inc. and Inland Investment Advisors, Inc. hereby agrees that the Schedule 13D to which this Exhibit 7.2 is attached, including any amendments thereto, is filed jointly on behalf of each of them.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated:January 7, 2008	INLAND AMERICAN REAL ESTATE TRUST, INC.

/s/ Roberta S. Matlin
Roberta S. Matlin
Vice President — Administration

Dated:January 7, 2008	INLAND INVESTMENT ADVISORS, INC.

/s/ Roberta S. Matlin
Roberta S. Matlin
President